                                   EXHIBIT 11
                                   ----------

                              INFERENCE CORPORATION

                 Statement of Computation of Earnings Per Share

                                   (Unaudited)

                                                        Three Months Ended April 30,
                                                        ----------------------------
                                                             1997           1996
                                                             ----           ----

  PRIMARY --

     Average common shares outstanding                     8,111,347      7,809,015
     Net effect of dilutive options and warrants -
         based on the treasury stock method using
         average market price (1)....................            --         830,781
                                                       -------------   ------------
                                                           8,111,347      8,639,796
                                                       =============   ============
     Net income (loss)...............................  ($   943,000)   $    753,000
                                                       =============   ============

     Net income (loss) per share.....................  ($      0.12)   $       0.09
                                                       =============   ============


  -------------

  (1)Application of the modified treasury stock method did not have a dilutive effect on net income per share.










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